Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Synergy Pharmaceuticals Inc.

New York, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 1, 2017, relating to the consolidated financial statements and the effectiveness of Synergy Pharmaceuticals Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

New York, New York

November 13, 2017